Exhibit 99.1

EPR PROPERTIES REPORTS THIRD QUARTER RESULTS
Company Reports Record Quarterly Revenue,
Increases Earnings and Investment Spending Guidance for 2015 and
Introduces Guidance for 2016

Kansas City, MO, October 28, 2015 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2015.

Three Months Ended September 30, 2015

•	Total revenue was $108.3 million for the third quarter of 2015, representing a 10% increase from $98.7 million for the same quarter in 2014.

•
Net income available to common shareholders was $44.2 million, or $0.76 per diluted common share, for the third quarter of 2015 compared to $36.8 million, or $0.68 per diluted common share, for the same quarter in 2014.

•
Funds From Operations (FFO) for the third quarter of 2015 was $67.4 million, or $1.15 per diluted common share, compared to $54.0 million, or $1.00 per diluted common share, for the same quarter in 2014.

•
FFO as adjusted for the third quarter of 2015 was $68.3 million, or $1.17 per diluted common share, compared to $58.5 million, or $1.08 per diluted common share, for the same quarter in 2014, representing an 8% increase in per share results.

Nine Months Ended September 30, 2015

•	Total revenue was $309.0 million for the nine months ended September 30, 2015, representing a 10% increase from $280.4 million for the same period in 2014.

•
Net income available to common shareholders was $123.9 million, or $2.15 per diluted common share, for the nine months ended September 30, 2015 compared to $109.1 million, or $2.04 per diluted common share, for the same period in 2014.

•	FFO for the nine months ended September 30, 2015 was $164.0 million, or $2.84 per diluted common share, compared to $157.0 million, or $2.94 per diluted common share, for the same period in 2014.

•
FFO as adjusted for the nine months ended September 30, 2015 was $189.7 million, or $3.27 per diluted common share, compared to $160.0 million, or $2.99 per diluted common share, for the same period in 2014, representing a 9% increase in per share results.

Greg Silvers, President and CEO, commented, “We are pleased to announce another quarter of strong earnings and investment spending, allowing us to increase our guidance for both of these important measures for 2015. Additionally, we believe that our differentiated investment strategy and repeatable growth platform positions us for another solid year as we introduce guidance for 2016.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended September 30,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$67,379	$1.15	$53,952	$1.00
Costs associated with loan refinancing or payoff	18	—	—	—
Transaction costs	783	0.01	369	0.01
Provision for loan loss	—	—	3,777	0.07
Loss on sale of land	95	0.01	—	—
Deferred income tax expense	53	—	363	—
FFO as adjusted available to common shareholders (1)	$68,328	$1.17	$58,461	$1.08

Dividends declared per common share		$0.908		$0.855
FFO as adjusted available to common shareholders payout ratio		78%		79%
(1) Per share results for the three months ended September 30, 2015 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive to FFO and FFO as adjusted per share.

	Nine Months Ended September 30,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders	$163,857	$2.84	$157,002	$2.94
Costs associated with loan refinancing or payoff	261	—	—	—
Transaction costs (benefit)	6,818	0.12	(2,055)	(0.04)
Provision for loan loss	—	—	3,777	0.07
Retirement severance expense	18,578	0.31	—	—
Gain on sale of land	(81)	—	(330)	(0.01)
Deferred income tax expense	230	—	1,612	0.03
FFO as adjusted available to common shareholders (2)	$189,663	$3.27	$160,006	$2.99

Dividends declared per common share		$2.723		$2.565
FFO as adjusted available to common shareholders payout ratio		83%		86%
(2) Per share results for the nine months ended September 30, 2015 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive to FFO as adjusted per share.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at September 30, 2015:

•
The Entertainment segment included investments in 129 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and six family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.8 million square feet and was 98% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 70 public charter school properties, 13 early education centers and three private school properties. The Company’s portfolio of owned education properties consisted of 4.2 million square feet and was 100% leased.

•	The Recreation segment included investments in 10 metro ski parks, five waterparks and 17 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 18.0 million square feet and was 99% leased. As of September 30, 2015, the Company had a total of approximately $374.5 million invested in property under development, including $199.0 million related to the Adelaar casino and resort project in Sullivan County, New York. Infrastructure costs included in property under development for the Adelaar casino and resort project of $22.7 million are expected to be recovered when the infrastructure is sold in conjunction with the issuance of IDA bonds.

Investment Update

The Company's investment spending during the three months ended September 30, 2015 totaled $174.8 million (bringing the year-to-date investment spending to $509.5 million), and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $29.9 million, and was related primarily to investments in the development or redevelopment of five megaplex theatres, one family entertainment center and three entertainment retail centers, as well as the acquisition of one megaplex theatre located in Illinois, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Education investment spending totaled $70.5 million, and was related primarily to investments in the development or expansion of 21 public charter schools, four private schools and 26 early childhood education centers, as well as the acquisition of one public charter school, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $71.7 million, and was related to build-to-suit construction of 15 Topgolf golf entertainment facilities, additional improvements at the Company's Kansas City, Kansas water-park and Camelback Mountain Resort, each of which is subject to a long-term triple net lease or a long-term mortgage agreement. Additionally, on August 1, 2015, the borrower for Camelback Mountain Resort exercised its option to convert the mortgage note agreement to a lease agreement. The property is leased pursuant to a triple net lease with a 20-year term.

•	Other investment spending totaled $2.7 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 43% at September 30, 2015. The Company had $14.6 million of unrestricted cash on hand and $196 million outstanding under its $650 million unsecured revolving credit facility at September 30, 2015.

During the third quarter, the Company issued 1,862,582 common shares under its Direct Stock Purchase Plan (DSPP) for net proceeds of $99.4 million and borrowed the remaining $65.0 million available on the $350 million term loan portion of the credit facility, which were both used to pay down a portion of the Company's unsecured revolving credit facility. Additionally during the quarter, the Company prepaid in full seven mortgage notes payable totaling $66.3 million that had an average annual interest rate of 5.74%.

Subsequent to the end of the quarter, the Company issued an additional 595,506 common shares under its DSPP for net proceeds of $31.7 million. In addition, the Company received a pay-down of $45 million on two of its mortgage notes receivable related to Schlitterbahn waterparks. Per the terms of the agreements, half of this amount pays back advances plus accrued interest and the other half, or approximately $22.5 million, further reduces the note balance but has no impact on the interest income we were previously receiving. The proceeds from the common share issuance and mortgage notes receivable pay-down were used to further reduce the balance outstanding on the Company's unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the third quarter of 2015 totaling $0.9075 per common share. This dividend represents an annualized dividend of $3.63 per common share, an increase of 6.1% over the prior year.

The Company also declared third quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

2015 Guidance

The Company is increasing its 2015 guidance for investment spending to a range of $575 million to $625 million from its prior range of $500 million to $550 million. The Company is also updating its 2015 guidance for FFO as adjusted per diluted share to a range of $4.41 to $4.46 from its prior range of $4.34 to $4.44. This updated guidance implies a range of $1.14 to $1.19 for FFO as adjusted per diluted share for the fourth quarter of 2015.

FFO as adjusted guidance for 2015 is based on FFO per diluted share of $3.97 to $4.02 adjusted for costs associated with transaction costs, retirement severance expense, gain on sale of land and deferred income tax expense. FFO per diluted share of $3.97 to $4.02 is based on a net income per diluted share range of $2.87 to $2.92 plus estimated real estate depreciation of $1.51 per diluted share and less gain on sale of properties of $0.41 per diluted share (in accordance with The National Association of Real Estate Investment Trusts (NAREIT) definition of FFO).

2016 Guidance

The Company is also introducing its 2016 guidance for FFO as adjusted per diluted share of a range of $4.70 to $4.80. In addition, the Company is introducing its 2016 investment spending guidance of a range of $600 million to $650 million.

FFO as adjusted guidance for 2016 is based on FFO per diluted share of $4.66 to $4.76 adjusted for transaction costs and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.11 to $3.21 plus estimated real estate depreciation of $1.61 per diluted share and less potential estimated gains on sales of properties of $.06 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the third quarter and nine months ended September 30, 2015 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Rental revenue	$85,706	$74,410	$240,306	$210,759
Tenant reimbursements	3,718	4,486	11,986	13,355
Other income	718	345	2,416	706
Mortgage and other financing income	18,193	19,497	54,321	55,561
Total revenue	108,335	98,738	309,029	280,381
Property operating expense	5,496	5,948	17,623	17,936
Other expense	221	248	533	566
General and administrative expense	7,482	6,719	22,920	21,260
Retirement severance expense	—	—	18,578	—
Costs associated with loan refinancing or payoff	18	—	261	—
Interest expense, net	20,529	20,801	59,123	61,254
Transaction costs	783	369	6,818	1,321
Provision for loan loss	—	3,777	—	3,777
Depreciation and amortization	23,498	17,421	64,702	48,750
Income before equity in income from joint ventures and other items	50,308	43,455	118,471	125,517
Equity in income from joint ventures	339	300	701	878
Gain (loss) on sale of real estate	(95)	—	23,829	330
Gain on sale of investment in a direct financing lease	—	—	—	220
Income before income taxes	50,552	43,755	143,001	126,945
Income tax expense	498	1,047	1,418	3,332
Income from continuing operations	$50,054	$42,708	$141,583	$123,613
Discontinued operations:
Income (loss) from discontinued operations	141	(3)	199	8
Transaction (costs) benefit	—	—	—	3,376
Net income attributable to EPR Properties	50,195	42,705	141,782	126,997
Preferred dividend requirements	(5,951)	(5,952)	(17,855)	(17,856)
Net income available to common shareholders of EPR Properties	$44,244	$36,753	$123,927	$109,141
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.76	$0.68	$2.15	$1.99
Income from discontinued operations	—	—	—	0.06
Net income available to common shareholders	$0.76	$0.68	$2.15	$2.05
Diluted earnings per share data:
Income from continuing operations	$0.76	$0.68	$2.15	$1.98
Income from discontinued operations	—	—	—	0.06
Net income available to common shareholders	$0.76	$0.68	$2.15	$2.04
Shares used for computation (in thousands):
Basic	58,083	53,792	57,468	53,268
Diluted	58,278	54,001	57,699	53,462

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
FFO:
Net income available to common shareholders of EPR Properties	$44,244	$36,753	$123,927	$109,141
Gain on sale of real estate (excluding land sale)	—	—	(23,748)	—
Gain on sale of investment in a direct financing lease	—	—	—	(220)
Real estate depreciation and amortization	23,071	17,145	63,485	47,919
Allocated share of joint venture depreciation	64	54	193	162
FFO available to common shareholders of EPR Properties	$67,379	$53,952	$163,857	$157,002
FFO available to common shareholders of EPR Properties	$67,379	$53,952	$163,857	$157,002
Add: Preferred dividends for Series C preferred shares	1,941	—	—	—
Diluted FFO available to common shareholders of EPR Properties	$69,320	$53,952	$163,857	$157,002

FFO per common share attributable to EPR Properties:
Basic	$1.16	$1.00	$2.85	$2.95
Diluted	1.15	1.00	2.84	2.94
Shares used for computation (in thousands):
Basic	58,083	53,792	57,468	53,268
Diluted	58,278	54,001	57,699	53,462

Weighted average shares outstanding-diluted EPS	58,278	54,001	57,699	53,462
Effect of dilutive Series C preferred shares	2,022	—	—	—
Adjusted weighted average shares outstanding-diluted	60,300	54,001	57,699	53,462
Other financial information:
Straight-lined rental revenue	$2,738	$2,932	$8,892	$5,150
Dividends per common share	$0.908	$0.855	$2.723	$2.565

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales [or acquisitions] of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share and FFO as adjusted per share for the three months ended September 30, 2015 and FFO as adjusted per share for the nine months ended September 30, 2015.  Therefore, the additional 2.0 million shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and FFO as adjusted per share for these periods as applicable.  The additional 2.0 million shares that would result from conversion of the 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted per share data for the remaining periods above because the effect is not dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2015	December 31, 2014
Assets
Rental properties, net of accumulated depreciation of $511,949 and $465,660 at September 30, 2015 and December 31, 2014, respectively	$2,938,879	$2,451,534
Land held for development	30,501	206,001
Property under development	374,533	181,798
Mortgage notes and related accrued interest receivable	455,330	507,955
Investment in a direct financing lease, net	190,029	199,332
Investment in joint ventures	6,439	5,738
Cash and cash equivalents	14,614	3,336
Restricted cash	21,949	13,072
Deferred financing costs, net	24,261	19,909
Accounts receivable, net	56,006	47,282
Other assets	88,564	66,091
Total assets	$4,201,105	$3,702,048
Liabilities and Equity
Accounts payable and accrued liabilities	$98,736	$82,180
Dividends payable	23,847	22,233
Unearned rents and interest	51,996	25,623
Debt	2,037,455	1,645,523
Total liabilities	2,212,034	1,775,559
EPR Properties shareholders’ equity	1,988,694	1,926,112
Noncontrolling interests	377	377
Total equity	1,989,071	1,926,489
Total liabilities and equity	$4,201,105	$3,702,048

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.5 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com